EXHIBIT 10.1

Forward Purchase Agreement

This Agreement (the “Agreement”) is made as of 26th of September 2024 by and between:

CanPoland Spółka Akcyjna a POLISH Company having its principal place of business located at ul. Beskidzka 190, 91-610 Łódź, POLAND (NIP:728-283-84-84)

(“Buyer”)

AND

Allied Colombia S.A.S , a Colombian Corporation, having its principal place of business located at Carrera 49 # 54 73 Barrio Pan de Azucar, Bucaramanga, Colombia.

(“Producer” or “Allied”)

AND

Blossom Genetics Lda, a Portuguese Corporation, having its principal place of business located at Az. do Contador 23, 2130 Benavente, Portugal.

(“Manufacturer” or “Seller” or “Blossom”)

For purposes of this Agreement, Producer, Manufacturer and Buyer may from time to time be collectively referred to jointly as the “Parties” or individually referred to singly as a “Party”.

WHEREAS

•	The Producer is a licensed company, engaged in the growing & supply of various THC and CBD medical grade cannabis cultivars. The Producer has agreed to supply THC and CBD Medical grade cannabis products to Manufacturer.

•	The Manufacturer wishes to sell various THC and CBD medical grade cannabis and related products to the Buyer, on the terms and conditions set out in this Agreement.

•	Manufacturer processes bulk GACP compliant cannabis material (“Bulk Product”) into EU GMP I finished product and distributes to the Buyers.

•	The Buyer is a legal entity incorporated under the laws of Poland and maintains a license or is connected to companies in Poland, ul. Beskidzka 190, 91-610 Łódź that have license to possess, distribute and sell cannabis products. The Buyer is a part of a consortium that buys large quantities of wholesale cannabis based product.

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I.	Master Agreement for Sale of Product. Unless otherwise specifically agreed in writing between Parties, this Forward Purchase Agreement will govern the transaction whereby Buyer agrees to purchase from Manufacturer processed cannabis to specification, which Manufacturer agrees to deliver to Buyer pursuant to the Delivery Schedule. "Product" means the amount of dried cannabis flower and/or cannabis-based derivatives that Manufacturer agrees to sell to Buyer and Buyer agrees to buy from Manufacturer under this Forward Purchase Agreement.

II.	Terms. NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties agree to all of the following terms herein.

A.	Term. This Agreement commences on the date the last party executes this Agreement and continues for a period of five (5) years unless terminated earlier as provided for under this Agreement.

B.	Exclusivity. The Manufacturer agrees to sell the Products as set out in Schedule 2 (onward as the “Product”) on an exclusive basis for the Territory and for the duration as set out in Schedule 1 based on the quantities set out in Schedule 2.

C.	Preferred Supplier. The Buyer agrees that the Manufacturer will be its preferred supplier for the raw cannabis product requirements as specified in schedule 2 and will apply for marketing authorization in Poland.

D.	Forecast of supply. For planning purposes only, Buyer will use its best endeavors to provide Manufacturer and Producer forecast information in a timely manner. During the Term, the Parties will participate in quarterly periodic meetings or as otherwise mutually agreed by the Parties (each a “Planning Meeting”) to establish and agree to the supply requirements of the Buyer. The Buyer will provide a rolling 6 month forecast of the Buyers estimated demand of Manufacturer and Producer products for planning purposes only. Forecasts are for informational purposes only and do not create any binding obligations on behalf of either party.

E.	Purchase Order. Buyer will submit Purchase Orders to the Manufacturer for the purchase of the Product during the Term of the Forward Purchase Agreement by completing the Form presented in Exhibit A. Manufacturer and Producer will provide Buyer with its’ written acceptance of the presented Form within five (5) business days. No purchase order shall be binding on Manufacturer until accepted in writing by the Manufacturer and the Producer. This Agreement will govern all purchase orders submitted by Buyer to Manufacturer and no additional or inconsistent terms or conditions in any of Buyer’s Purchase Orders or any quotation or sales and/or delivery document issued by Buyer will have any legal effect, unless such terms and conditions have been expressly agreed to in writing by the Parties. The processing time at the Manufacturer’s site following written acceptance of Purchase Order and Raw Product arrival at site is expected to be approximately 8-10 weeks.

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F.	Goods to be Sold and Minimum Standards. The cannabis flower shall be produced to specification that the Buyer and Manufacturer reasonably agree upon. Pursuant to the Parties’ mutually agreed upon approval of testing of the flower prior to shipping, Manufacturer will provide COA’s (Certificate of Analysis) and certificate of conformity for the flower in order to begin the import/export process steps. The Parties agree to work together to provide the general import documentation as well as documentation for each imported batch of goods required to meet the approval of Polish import authorities. All communication with the Polish authorities is the responsibility of the Buyer.

G.	Quality Technical Agreement (“QTA”). Notwithstanding Clause F, the Product supplied will meet the quality standards described in the Quality Technical Agreement signed between the Manufacturer and Buyer. The Manufacturer agrees and represents that the Product will meet the quality standards contained in the QTA.

H.	Product Uses. The Buyer agrees and represents to the Manufacturer that the Product acquired under the terms of this Agreement will be used for medical or scientific purposes only.

I.	Price and Quantity. Manufacturer agrees to sell, and Buyer agrees to buy the Products and the quantity of Products as set forth in Schedule 2 at the prices set forth in Schedule 3. The Buyer and Manufacturer agrees that the pricing listed in Schedule 3 is based on supplying the Buyer’s annual MOQ commitment as listed in Schedule 2. In the event that Buyer does not meet the MOQs in any 6-month period, Buyer will within thirty (30) calendar days either (i) pay for the remaining MOQ for the relevant period at the agreed pricing in Schedule 3 or (ii) forfeit Exclusivity on products in Schedule 2. The Parties agree that Purchase Orders are to be made at least on a quarterly basis as set out in Schedule 2.

J.	Forward Pricing and Seller Compensation. Buyer shall compensate and make payment(s) to Manufacturer any amounts due under this Agreement and as per the payment terms as outlined in Schedule 1 to this agreement. The Buyer will pay the equivalent in Euros at the FX rate of the payment date.

a)

Buyer shall make payment(s) directly to Manufacturer by wire transfer using the wiring instructions furnished to Buyer by Manufacturer, the delivery and receipt of which are hereby acknowledged by Buyer.

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b)

Should Buyer fail to make payment within 5 days of due date stated on invoice and under the conditions stated in the corresponding invoice and as required under this agreement, then: (1) Buyer shall pay Manufacturer a Late Fee (“the Late Fee”) equivalent to 5% per annum; (2) Buyer shall be in default under the Agreement if the outstanding amount due is not paid within 20 business days ; (3) Manufacturer, at its option, may cancel this Agreement and be relieved of any and all obligations herein if the outstanding amount due is not paid within 30 business days; (4) Seller may elect to sell the Product to another purchaser and Buyer agrees to remit title and product to Seller upon the Seller’s simple request if the outstanding amount due is not paid within 40 business days - in the event that a new purchaser is not found or the purchase price is not at least equivalent to the agreed price of the purchase order, then Seller shall be entitled to keep Buyer’s first payment as a non-refundable deposit ; (5) Seller shall retain any and all legal remedies at law and in equity with respect to the breach of this Agreement.

K.	Taxes and duties. All prices exclude any goods and services tax (GST) and all other taxes, duties, or fees of any nature, including, but not limited to national, regional and local sales or use taxes, excise, property taxes and other taxes or duties which may now or hereafter be levied on Products. Seller will not be liable for any of these taxes, fees or duties, all Products are supplied DAP (Buyer’s Facility, Poland) for export according to Clause L.

L.	Delivery. “Delivery” shall be accomplished by Seller making Products available at Manufacturer’s site to Buyer for transport by Seller pursuant to the Delivery. The Products from the Manufacturer’s facility in Portugal shall be sold as DAP (Buyer’s Facility, Poland) (the “Incoterms”) and all shipping expenses shall be paid by the Buyer. The Buyer shall be solely responsible for all customs clearance procedures, including preparation and submission of all necessary documentation, and payment of any and all import duties, taxes, and fees required for the importation of the Product into Poland. The Seller shall not be liable for any delays or additional costs incurred as a result of the customs clearance procedures.

Seller shall, upon the request of Buyer, provide Buyer with prospective transportation companies available to transport Products and the approximate transportation expenses charged by said transportation companies to transport products. The Party arranging transportation shall keep the other Party reasonably informed in advance, in writing, of the time, date, transportation company, and names of all persons employed by said transportation company that will be transporting the Products. At the time of Delivery to the carrier, Buyer shall provide Seller with all transportation documents and records related to the transport of the Products. Title to Products shall pass from Seller to Buyer at the completion of Incoterms. Unless due to Seller’s negligence, the Seller is not responsible for any consequential damages arising to the Buyer due to any form of government intervention.

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M.	Termination.

Right to Terminate. Each party shall be entitled to terminate this Agreement if:

a)

The other party commits a material breach of this Agreement, by providing written notice to the breaching party, such termination to be effective if the breaching party fails to cure such breach within thirty (30) days after the non-breaching party has provided such written notification;

b)

The other party commits a serious or persistent breach of any of the material provisions of this Agreement which are incapable of being remedied and which may have a materially adverse impact on the other party;

c)	A receiver, administrator, liquidator or provisional liquidator is appointed in respect of the other party and or its affiliates, or in respect of any of the assets or undertaking of the other party;

d)	If either party or its affiliate loses their license to operate or distribute;

e)	Either party is convicted of a criminal offence ;

f)	Either party has committed an act of fraud or material dishonesty in connection with the performance of the Forward Purchase Order;

g)	Buyer or Seller is the subject of any enforcement proceeding by a securities regulatory authority or agency;

h)

Either party becomes insolvent or unable to discharge his liabilities generally as they become due, makes an assignment for the benefit of his creditors, is unable to fulfill its obligations under this agreement or is made subject to a petition or other proceedings in bankruptcy;

i)	Either party becomes unable to perform their duties hereunder due to illness or physical or mental incapacity that continues for not less than three (3) consecutive months.

Termination for Convenience

Either party may terminate this Agreement at its convenience at any time on 12 months written notice subject to fulfilment of the minimum order quantities for the period in which termination notice is given.

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Effect of Termination. Upon the expiration or any earlier termination of this Agreement:

a)	Seller shall fulfil all then accepted Purchase Orders;

b)	Buyer shall promptly pay Seller any unpaid amounts due and owing under existing Purchase Orders within 14 days of the effective date of termination;

c)	All MOQs under the current quarter must be fulfilled.

Survival. Expiry or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, including any payment obligation.

N.	Mutual Right to Assign. Buyer or Seller may from time to time, assign some or all of its interest(s) under this Agreement and may delegate some or all of its obligations under this Agreement to any other third party subject to the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that no such assignment or delegation shall relieve the other party of its obligations or liability under this Agreement, and the other party and any third-party assignee under this provision shall thereafter be jointly and severally liable for all obligations, promises, warranties, covenants, and liability contained within or arising out of this Agreement.

O.	Limited Warranty. At the time of Delivery, Seller warrants only to Buyer that all Products delivered pursuant to the Agreement and the QTA will conform to the requirements and allowable variances of this Agreement and the QTA, and Seller’s warranties shall be enforceable by Buyer, but not Buyer’s customers. Other than the foregoing express warranty and express promises within this Agreement and the QTA, the Parties acknowledge and agree that Seller makes no other warranties or representations regarding the condition of the Products and specifically disclaims any express or implied warranty, not specifically covered under the other provisions of this Agreement and the QTA, regarding the Product’s merchantability, fitness for any particular use, fitness for human or animal consumption, or conformance to any other standard or specification.

P.	Seller’s Additional Promises. Seller hereby declares that all information provided or to be provided to Buyer will be true and correct in all material respects. Seller hereby declares that its business entity is an entity which is duly organized, validly existing, and in good standing under the laws of Portugal. Seller avers that it has the authority, pursuant to its Articles of Incorporation and other relevant documents and licenses to enter into this Agreement and to consummate the transaction provided for herein, and all company action has been taken to approve this Agreement and the transaction contemplated herein. Upon delivery, Seller hereby declares that it has a good and marketable title to the Products. Seller hereby declares and Buyer acknowledges that Seller has access to Producers that have all necessary licenses and permits to carry on its business in the ordinary course, and Seller at all times will conduct its business in accordance with all applicable material federal, state and local laws, rules, and regulations.

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Q.	Buyer’s additional promises. Buyer hereby declares that all information provided, to be provided, or that has been provided prior to the execution of this Agreement to Seller has and will continue to be true and correct in all material respects. Buyer’s business entity is a corporation, which is duly organized, validly existing, and in good standing under the laws of Poland. Buyer hereby declares it has the authority, pursuant to its Articles of Organization, Operating Agreement or other relevant document related to the operation of the Business to enter into this Agreement and to consummate the transaction provided for herein, and all company action has been taken to approve this Agreement and the transaction contemplated herein. Buyer hereby declares that there is no suit, action, arbitration or legal proceeding pending or, to the actual and/or constructive knowledge, threatened, against or affecting Buyer, its Business or any of its Assets. Buyer hereby declares that it has all necessary licenses and permits to carry on its business in the ordinary course, and Buyer at all times will conduct its business in accordance with all applicable material local laws, rules and regulations. Buyer represents and warrants that it has the capacity to purchase the Products in the amount, by the time, and through the manner and medium set forth herein.

R.	Confidentiality. The Parties agree that the contents of this Agreement and each Parties confidential information shall be kept confidential between the Parties (and their employees, intermediaries and agents) and, except as required by law, or required disclosure necessary with the Securities Exchange Commission filings. Otherwise, information shall not be disclosed to any third-party without the express written consent and mutual agreement by the Parties in writing. Public press releases may not include information about the Parties without prior approval of the other party. Notwithstanding, Buyer is permitted to disclose this Agreement, without redaction and without notice to the other Parties, to the Polish Government, Department of Health, Office of Drug Control or Therapeutic Goods Administration, Medicines Registration Office, Polish Pharmaceutical Inspectorate in response to a lawful direction compelling disclosure.

S.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, London (the “Venue”), without regard to its conflict of law principles. In connection with any litigation arising hereunder, the Parties hereby (i) irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and provincial courts situated in England and Wales, London and (ii) irrevocably and unconditionally waive any objection to the laying of venue of any such action or proceeding in any such court and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement shall be interpreted in accordance with the Uniform Commercial Code as adopted in British Columbia, Canada. Both parties waive any claim as to punitive damages against the other Party. Either Party shall give to the other written notice of the Dispute, setting out its nature and full particulars (Dispute Notice), together with relevant supporting documents. On service of the Dispute Notice, the Parties shall attempt in good faith to resolve the Dispute within 60 business days of service of the Dispute Notice before taking any legal actions.

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T.	Amendments. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded or canceled in whole or in part, except by written instrument signed by the Parties hereto which makes specific reference to this Agreement and which specifies that this Agreement is being modified, amended, rescinded or canceled.

U.	Severability. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

V.	Waivers. No failure on the part of either Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or a future exercise thereof or the exercise of any other right or remedy granted hereby, or by any related document, or by law. Any failure of a Party to comply with any obligation contained in this Agreement may be waived by the Party in writing.

W.	Binding Agreement. This Agreement shall bind the parties hereto, administrators, executors, successors, and assigns.

X.	Entire Agreement. This Agreement, Exhibit A, Schedule 1, Schedule 2 and Schedule 3 contain the entire agreement and understanding between the Parties hereto relating to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement may not be assigned by operation of law or otherwise without the express written consent and mutual agreement of the Parties, which consent can be withheld for any or no reason.

A.

Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder, not due to malfeasance, and which could not with the exercise of due diligence have been avoided ("Force Majeure") including, but not limited to, fire, accident, labour difficulty, strike, riot, civil commotion, epidemic, pandemic, act of God or change in law, rules or regulations of any relevant Governmental or Regulatory Authority, will not excuse such Party from the performance of its obligations or duties under this Agreement, but will merely suspend such performance during the continuation of the Force Majeure. The Party prevented from performing its obligations or duties because of a Force Majeure event will:

a.	promptly notify the other party, within a period of three (10) business days, of the occurrence and particulars of such Force Majeure;
b.	use its best efforts to avoid or remove such causes of non- performance; and
c.	will promptly recommence, upon termination of Force Majeure, the performance of any suspended obligation or duty.

If either Parties performance is wholly or partly prevented or delayed by an event of Force Majeure for a continuous period of 90 days or more, then the other Party may terminate this Agreement by giving 30 days’ written notice.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date and year first above written, regardless of the date actually signed

BUYER Canpoland

/s/ Bartłomiej Wasilewski
Bartłomiej Wasilewski, Member of the Board

PRODUCER Allied Colombia S.A.S.

/s/ Paul Bullock
Paul Bullock, Authorized Signor

MANUFACTURER Blossom Genetics Lda

/s/ Oskar Fletcher
Oskar Fletcher, CEO

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Schedule 1

Particulars

Exclusivity Territory:	Poland

Exclusivity Commencement Date:	Date of agreement

Term of exclusivity:	untill this Purchase Agreement is in place (reviewed every year)

Payment Terms:

1.   50% of the Purchase Order price within seven (7) business days upon signature and acceptance of Purchase Order by Seller and Producer respectively, issuance of invoice and Buyer being notified that Manufacturer is ready to process the Raw Product.

2. The balance of the Purchase Order price thirty (30) calendar days from completion of Delivery, and issuance of invoice.

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Schedule 2

Products

1. THC flowers for vaporization and annual requirements as per table below

Poland registered Name	Cultivar	Annual Requirement
Poland	Duende	350 kgs
Poland	Gods Cookie	350 kgs
Poland	Sundae Stallion	350 kgs

2. MOQs as agreed below

STRAIN	MOQ	Q1 MOQ	Q2 MOQ	Q3 MOQ	Q4 MOQ
Duende	50 kgs	50 kgs	100 kgs	100 kgs	100 kgs
Gods Cookie	50kgs	50kgs	100kgs	100kgs	100kgs
Sundae Stallion	50kgs	50kgs	100kgs	100kg	100kgs

The MOQ will be reduced proportionately by the number of Products which fail to meet the Specifications or otherwise do not comply with the requirements of this Agreement and/or the Technical Quality Agreement.

MOQs will be reviewed and agreed upon by both parties in writing 3 months before the end of each 12 month anniversary of the agreement.

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Schedule 3

Price List

Flower:

Pricing is based upon acceptance of MOQ outlined in Schedule 2.

Agreed pricing per strain per gram:

•	Duende:
•	Gods cookie :
•	Sundae Stallion:

Annual price reviews 3 months before the end of each contract year with any changes in pricing agreed in writing.

Price changes are to be mutually agreed in writing by both parties.

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EXHIBIT A attached to “Forward Purchase Agreement”

Date  [ ]

Dear Allied Colombia S.A.S,

As per the Forward Purchase Agreement dated                                     please arrange a shipment of                               delivered to port of                                  under the terms hereunder:

For purchase:

                          kgs of                       THC flower at €                              per kilogram

Total purchase amount:	€__________________EUR

All the other conditions remain the same.

BUYER
CanPoland Spółka Akcyjna

Bartłomiej Wasilewski,

Acceptance :

MANUFACTURER
Blossom Genetics Lda Oskar Fletcher, CEO

PRODUCER
Allied Colombia S.A.S.

Paul Bullock, Authorized Signor

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